MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”), dated as of March 30 , 2023, is between CIM Real Assets & Credit Fund (the “Fund”), a Delaware statutory trust, and Ultimus Fund Solutions, LLC (“Ultimus”), a limited liability company organized under the laws of the state of Ohio, and will become effective as of June 9, 2023, or such other date as may be mutually agreed between the Fund and Ultimus (the “Agreement Effective Date”).

Background
The Fund is a closed-end management investment company registered or to be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) that has made a fundamental election to operate as an interval fund under Rule 23c-3 of the Investment Company Act, and it desires that Ultimus perform certain services. Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement.

Terms and Conditions
1.Retention of Ultimus
The Fund retains Ultimus to provide the services set forth in each Addendum selected below (collectively, the “Services”), which are incorporated by reference into this Agreement. Ultimus accepts such employment to perform the selected Services.

Fund Accounting Addendum

Fund Administration Addendum

2.Allocation of Charges and Expenses

2.1.Ultimus shall furnish at its own expense the personnel necessary to perform its obligations under this Agreement. Ultimus shall also pay all compensation of any officers of the Fund who are affiliated persons of Ultimus, except when such person is serving as the Fund’s chief compliance officer.

2.2.The Fund assumes and shall pay or cause to be paid all other expenses of the Fund not otherwise allocated under this Section 2, including, without limitation: organization costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, information statements, proxy statements and related materials; all expenses incurred in connection with issuing and repurchasing shares; the costs of custodial services; the cost of initial and ongoing registration or qualification of the shares under federal and state securities laws; fees and reimbursable expenses of officers, directors, and trustees (as applicable) of the Fund who are not affiliated persons of Ultimus or the investment adviser(s) to the Fund; insurance premiums; interest; brokerage costs; litigation and other extraordinary or nonrecurring expenses; and all fees and charges of investment advisers to the Fund.

3.Compensation

3.1.The Fund shall pay for the Services to be provided by Ultimus under this Agreement in accordance with, and in the manner set forth in, the fee letter attached to each addendum (each a “Fee Letter”), which may be amended from time to time. Each Fee Letter is incorporated by reference into this Agreement.

3.2.If this Agreement becomes effective subsequent to the first day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. If this Agreement terminates before the last day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be equal to a full calendar month’s worth of fees as calculated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter.

3.3.In the event that the U.S. Securities and Exchange Commission (the “SEC”), Financial Industry Regulatory Authority, Inc. (“FINRA”), or any other regulator or self-regulatory authority adopts regulations and requirements relating to the payment of fees to service providers that would result in any material increases or decreases in costs to provide the Services under this Agreement, the parties agree to negotiate in good faith amendments to this Agreement in order to comply with such requirements and provide for additional or decreased, as the case may be, compensation for Ultimus as mutually agreed to by the parties.

3.4.In the event that any fees are disputed, the Fund shall, on or before the due date, pay all undisputed amounts due hereunder and notify Ultimus in writing of any disputed fees which it is disputing in good faith.
4.Reimbursement of Expenses
In addition to paying Ultimus the fees described in each Fee Letter, the Fund agrees to reimburse Ultimus for its actual reimbursable expenses in providing services hereunder, if applicable, including, without limitation, the following:

4.1.Reasonable travel and lodging expenses incurred by officers and employees of Ultimus in connection with attendance, at the request of the Fund, at in-person meetings of the Fund’s Board (the “Board”) or any committee thereof and shareholders’ meetings;

4.2.All freight and other delivery charges incurred by Ultimus in delivering materials on behalf of the Fund;

4.3.All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Ultimus in communication with the Fund, the Fund’s investment adviser(s) or custodian, counsel for the Fund, counsel for the Fund’s independent Board members, the Fund’s independent accountants, dealers or others as required for Ultimus to perform the Services;

4.4.At the request of the Fund, the cost of obtaining secondary security market quotes and any securities data, including, but not limited to, the cost of fair valuation services and the cost of obtaining corporate action related data and securities master data;

4.5.The cost of electronic or other methods of storing records and materials;

CIM Real Assets & Credit Fund Ultimus Master Services Agreement

4.6.All fees and expenses incurred in connection with any licensing of software, subscriptions to databases, custom programming or systems modifications required to provide any special reports or services requested by the Fund;

4.7.Any expenses Ultimus shall incur at the direction of an officer of the Fund thereunto duly authorized other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Fund for certain purposes;

4.8.A reasonable allocation of the costs associated with the preparation of Ultimus’ Service Organization Control 1 Reports (“SOC 1 Reports”);

4.9.A reasonable allocation of the cost of GainsKeeper® software, used by Ultimus to track wash loss deferrals for both fiscal (855) and excise tax provisioning; and

4.10.Any additional expenses reasonably incurred by Ultimus in the performance of its duties and obligations under this Agreement.

5.Maintenance of Books and Records; Record Retention

5.1.Ultimus shall maintain and keep current the accounts, books, records and other documents relating to the Services as may be required by applicable law, rules, and regulations, including Federal Securities Laws as defined under Rule 38a-1 under the Investment Company Act.

5.2.Ownership of Records

A.Ultimus agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, “Client Records”) shall be the property of the Fund.

B.Ultimus agrees to provide the Client Records to the Fund, at the expense of the Fund to the extent Ultimus incurs any reasonable out-of-pocket expenses in doing so, upon reasonable request, and to make such books and records available for inspection by the Fund or its regulators at reasonable times, it being understood and agreed that there may be occasions when the Fund may request Ultimus to deliver certain Client Records to the Fund with a very short turn-around time (e.g., in response to a regulator’s request for documents or inquiry).

C.Ultimus agrees to furnish to the Fund, at the reasonable expense of the Fund, all Client Records in the electronic or other medium in which such material is then maintained by Ultimus in a format reasonably requested by the Fund as soon as practicable after any termination of this Agreement. Unless otherwise required by applicable law, rules, or regulations, Ultimus shall promptly turn over to the Fund or, upon the written request of the Fund, destroy the Client Records maintained by Ultimus pursuant to this Agreement. If Ultimus is required by applicable law, rule, or regulation to maintain any Client Records, it will provide the Fund with copies as soon as reasonably practical after the termination.

CIM Real Assets & Credit Fund Ultimus Master Services Agreement

5.3.Ultimus agrees to keep confidential all Client Records, except when requested to divulge such information by duly constituted authorities or court process.

5.4.If Ultimus is requested or required to divulge such information by duly constituted authorities or court process, Ultimus shall, unless prohibited by law, promptly notify the Fund of such request(s) so that the Fund may seek, at the expense of the Fund, a protective order, an order to enjoin such disclosure or any other similar measure(s). Ultimus agrees to provide reasonable assistance to the Fund, at the expense of the Fund, if the Fund endeavors to take any of the actions described in the preceding sentence.

6.Subcontracting
Ultimus may, at its expense, subcontract with any entity or person concerning the provision of the Services; provided, however, that Ultimus shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, any such entity or person shall be selected by Ultimus with due care, that Ultimus shall be responsible, to the extent provided in Section 10, for all acts of a subcontractor and Ultimus shall have provided reasonable notification to the Fund prior to contracting such entity or person.

7.Effective Date

7.1.This Agreement shall become effective as of the Agreement Effective Date.

7.2.Each Addendum shall become effective as of the date first written in the Addendum.

8.Term

8.1.Initial Term. This Agreement shall continue in effect, unless earlier terminated by either party as provided under this Section 8, for a period of three (3) years from the date first above written (the “Initial Term”).

8.2.Renewal Terms. Immediately following the Initial Term, this Agreement shall renew automatically for successive one-year periods (any such extended-term, a “Renewal Term”).

8.3.Termination. A party may terminate this Agreement under the following circumstances.

A.Termination for Good Cause. During the Initial Term or a Renewal Term, a party (the “Terminating Party”) may only terminate the Agreement against the other party (the “Non-Terminating Party”) for good cause. For purposes of this Agreement, “good cause” shall mean:

(1)a material breach of this Agreement by the Non-Terminating Party that has not been cured or remedied within 30 days after the Non-Terminating Party receives written notice of such breach from the Terminating Party;

(2)the Non-Terminating Party takes a position regarding compliance with Federal Securities Laws that are applicable to the operation and business of the Fund that

CIM Real Assets & Credit Fund Ultimus Master Services Agreement

the Terminating Party, after consultation with external counsel of national repute, reasonably disagrees with, the Terminating Party provides 30 days’ prior written notice of such disagreement, and the parties fail to come to agreement on the position within the 30-day notice period;

(3)a final and unappealable judicial, regulatory, or administrative ruling or order in which the Non-Terminating Party has been found guilty of criminal or unethical behavior in the conduct of its business;

(4)the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under the Bankruptcy Code of the United States Code, as then in effect;

(5)additionally, the Fund shall have the right to terminate this Agreement for good cause if:

(i)(a) The Fund has suffered Losses that are primarily caused by the action and/or inaction of Ultimus, (b) Ultimus has declined to reimburse the Fund to the full extent of such Losses because of the limitation of liability provision in Section 10.2(F) and (c) the aggregate amount of such unreimbursed Losses exceed $10,000.

(ii)Ultimus experiences an Alps-Change-of-Control, which for purposes hereof shall mean the occurrence of any of the following events: (a) a merger or a similar transaction between Ultimus or any entity that directly or indirectly controls Ultimus, on the one hand, and ALPS Fund Services, Inc or an affiliate of ALPS Fund Services, Inc., on the other hand, (b) an acquisition of Ultimus by means of any transaction or series of related transactions, including, without limitation, any reorganization, merger or consolidation, that, in each case, results in ALPS Fund Services, Inc. or an affiliate of ALPS Fund Services, Inc. holding (directly or indirectly) more than 50% of the voting power of the surviving or acquiring entity, or (c) a sale of all or substantially all of the assets of Ultimus or any entity that directly or indirectly controls Ultimus to ALPS Fund Services, Inc. or an affiliate thereof .

B.Out-of-Scope Termination. If the Fund demands services that are beyond the scope of this Agreement and/or the Fund’s investment strategy, structure, holdings, or other aspects of the Fund’s operations deviate in any material respect from those Ultimus understood to exist during the initial due diligence and onboarding stage, such that Ultimus is (or will be) required to employ resources, whether in the form of additional man hours, investment or otherwise, beyond what was originally anticipated by Ultimus (collectively, the “Out-of- Scope Services”), and the parties cannot agree on appropriate terms relating to such Out- of-Scope Services after negotiating in good faith for more than 90 days, Ultimus may terminate this Agreement upon not less than 120 days’ prior written notice to the Fund.

CIM Real Assets & Credit Fund Ultimus Master Services Agreement

C.End of Term Termination. A party can terminate this Agreement at the end of the Initial Term or a Renewal Term by providing written notice of termination to the other party at least 120 days prior to the end of the Initial Term or then current Renewal Term.

D.Early Termination. Any termination by the Fund other than termination under Section 8.3.A-C or G is deemed an “Early Termination.” If the Fund provides notice of early termination it is subject to an “Early Termination Fee” equal to the pro rated fee amount due to Ultimus through the end of the then-current term as calculated in the applicable Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the term of the Agreement.

E.Final Payment. Any unpaid compensation, reimbursement of expenses, or Early Termination Fee is due to Ultimus within 15 calendar days of the termination date provided in the notice of termination.

F.Transition. Upon termination of this Agreement, Ultimus will cooperate with any reasonable request of the Fund to effect a prompt transition to a new service provider selected by the Fund. Ultimus shall be entitled to collect from the Fund, in addition to the compensation described in each applicable Fee Letter, (1) the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including, without limitation, the delivery to the Fund or its designees of the Fund’s property, records, instruments, and documents, and (2) a reasonable de-conversion fee as mutually agreed to by the parties.

G.Liquidation. Upon termination of this Agreement due to the liquidation of the Fund, Ultimus shall be entitled to collect from the Fund (1) the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including, without limitation, the delivery to the Fund or its designees of the Fund’s property, records, instruments, and documents, and (2) a reasonable liquidation fee as mutually agreed to by the parties.

H.Cross Termination. Any termination of this Agreement shall also trigger a termination of any other agreement between Ultimus and the Fund (unless the parties otherwise agree).

8.4.No Waiver. Failure by either party to terminate this Agreement for a particular cause shall not constitute a waiver of its right to subsequently terminate this Agreement for the same or any other cause.

9.Intentionally Omitted.

CIM Real Assets & Credit Fund Ultimus Master Services Agreement

10.Standard of Care; Limits of Liability; Indemnification

10.1.Standard of Care. Each party's duties are limited to those expressly set forth in this Agreement and the parties do not assume any implied duties. Each party shall use its best efforts in the performance of its duties and act in good faith in performing the Services or its obligations under this Agreement. Each party shall be liable for any damages, losses or costs arising out of such party’s failure to perform its duties under this Agreement to the extent such damages, losses or costs arise out of its willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

10.2.Limits of Liability

A.Ultimus shall not be liable for any Losses (as defined below) arising from the following:

(1)performing Services or duties pursuant to any oral, written, or electric instruction, notice, request, record, order, document, report, resolution, certificate, consent, data, authorization, instrument, or item of any kind that Ultimus reasonably believes to be genuine and to have been signed, presented, or furnished by a duly authorized representative of the Fund (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of the Fund for certain purposes);

(2)operating under its own initiative, in good faith and in accordance with the standard of care set forth herein, in performing its duties or the Services;

(3)using valuation information provided by the Fund’s approved third-party pricing service(s) or the investment adviser(s) to the Fund for the purpose of valuing the Fund’s portfolio holdings;

(4)any default, damages, costs, loss of data or documents, errors, delay, or other loss whatsoever caused by events beyond Ultimus’ reasonable control, including, without limitation, corrupt, faulty or inaccurate data provided to Ultimus by third- parties;

(5)any error, action or omission by the Fund or other past or current service provider; and

(6)any failure to properly register the Fund’s shares in accordance with the Securities Act or any state blue sky laws.

B.Ultimus may apply to the Fund at any time for instructions and may consult with counsel for the Fund, counsel for the Fund’s independent Board members, and with the Fund’s accountants and other experts of national repute with respect to any matter arising in connection with Ultimus’ duties or the Services. Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants, or other experts qualified to render such opinion.

CIM Real Assets & Credit Fund Ultimus Master Services Agreement

C.A copy of the Fund’s formation document is on file with the Secretary of State (or equivalent authority) of the state in which the Fund is organized, and notice is hereby given that this instrument is executed on behalf of the Fund and not the Directors or Trustees (as applicable) of the Fund individually and that the obligations of this instrument are not binding upon any of the Directors, Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund, and Ultimus shall look only to the assets of the Fund for the satisfaction of such obligations.

D.Ultimus shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Fund, the Fund’s investment adviser or any of the Fund’s other service providers until receipt of written notice thereof from the Fund. As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.

E.The Fund is responsible for complying with all applicable laws and regulations, , including, but not limited to, compliance with the Investment Company Act, the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the USA PATRIOT Act of 2001, the Sarbanes Oxley Act of 2002 and the policies and limitations of the Fund relating to the portfolio investments as set forth in the prospectus and statement of additional information. Ultimus’ monitoring and other functions hereunder shall not relieve the Fund of its primary day-to-day responsibility for overseeing such compliance.

F.To the maximum extent permitted by law, the Fund agrees to limit Ultimus’ liability for the Fund’s Losses (as defined below), other than liability resulting from Ultimus’ willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder), to an amount that shall not exceed the total compensation received by Ultimus under this Agreement during the most recent rolling 12-month period or the actual time period this Agreement has been in effect if less than 12 months. This limitation shall apply regardless of the cause of action or legal theory asserted.

G.In no event shall Ultimus be liable for trading losses, lost revenues, special, incidental, punitive, indirect, consequential or exemplary damages or lost profits, whether or not such damages were foreseeable or Ultimus was advised of the possibility thereof. Ultimus shall not be liable for any corrupt, faulty or inaccurate data provided to Ultimus by any third-parties for use in delivering Ultimus’ Services to the Fund, and Ultimus shall have no duty to independently verify and confirm the accuracy of third- party data. The parties acknowledge that the other parts of this Agreement are premised upon the limitation stated in this section.

10.3. Indemnification

A.Each party (the “Indemnifying Party”) agrees to indemnify, defend, and protect the other party, including its trustees, directors, managers, officers, employees, and other agents (collectively, the “Indemnitees” and each an “Indemnitee”), and shall hold the

CIM Real Assets & Credit Fund Ultimus Master Services Agreement

Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, and expenses (including attorney fees and investigation expenses) (collectively, “Losses”) arising out of (1) the Indemnifying Party’s failure to exercise the standard of care set forth above unless and to the extent such Losses were caused by the Indemnitees own willful misfeasance, bad faith or gross negligence;
(2) any violation of Applicable Law (defined below) by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities thereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement.

B.Notwithstanding the foregoing provisions, the Fund shall indemnify Ultimus for Ultimus’ Losses arising from circumstances under Section 10.2.A.

C.Upon the assertion of a claim for which either party may be required to indemnify the other, the Indemnitee shall promptly notify the Indemnifying Party of such assertion and shall keep the Indemnifying Party advised with respect to all developments concerning such claim. Notwithstanding the foregoing, the failure of the Indemnitee to timely notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.

D.The Indemnifying Party shall have the right, at its option, to assume the defense of any action that is the subject of the indemnification provisions hereunder, including the employment of counsel reasonably satisfactory to the applicable Indemnitee. Any Indemnitee shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee (and shall not be subject to reimbursements hereunder), unless:
(i) the Indemnifying Party has failed to assume the defense and employ counsel reasonably satisfactory to the Indemnitee; or (ii) the named parties to any such action (including any impleaded parties) include such Indemnitee and the Indemnifying Party, and such Indemnitee shall have been advised by counsel that there may be one or more legal defenses available to it which materially conflict with those available to the Indemnifying Party; provided that the Indemnifying Party shall not in such event be responsible hereunder for the fees and expenses of more than one firm or separate counsel in connection with any action in the same jurisdiction, in addition to any local counsel.

E.The Indemnifying Party shall not be liable for any settlement of any action effected without its written consent, with such consent not to be unreasonably withheld or delayed. In addition, the Indemnifying Party will not, without prior written consent of the Indemnitee, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action in respect of which indemnification has been or may be sought hereunder (whether or not any Indemnitee is a party thereto)

CIM Real Assets & Credit Fund Ultimus Master Services Agreement

unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnitee from all Losses arising out of such action and does not include any findings of fact or admissions of fault or culpability as to the Indemnitee.

10.4.The provisions of this Section 10 shall survive termination of this Agreement.

11.Force Majeure.

Neither party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, delays by third party vendors and/or communications carriers, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots, pandemics, failure of the mails, transportation, communication, or power supply.

12.Representations and Warranties

12.1.Joint Representations. Each party represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)It is a corporation, limited liability company, partnership, trust, or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

(B)To the extent required by Applicable Law (defined below), it is duly registered with all appropriate regulatory agencies or self-regulatory organizations and such registration will remain in full force and effect for the duration of this Agreement.

(C)For the duties and responsibilities under this Agreement, it is currently and will continue to abide by all applicable federal and state laws, including, without limitation, federal and state securities laws; regulations, rules, and interpretations of the SEC and its authorized regulatory agencies and organizations, including FINRA; all other self-regulatory organizations governing the transactions contemplated under this Agreement; and any state laws governing privacy (collectively, “Applicable Law”).

(D)It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by this Agreement.

(E)This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

(F)Whenever, in the course of performing its duties under this Agreement, it determines that a violation of Applicable Law has occurred, or that, to its knowledge, a possible violation of Applicable Law may have occurred, or with the passage of time could occur, it shall promptly notify the other party of such violation to the extent the other party may reasonably be expected to be materially and adversely affected by such violation or possible violation of Applicable Law.

CIM Real Assets & Credit Fund Ultimus Master Services Agreement

12.2.Representations of the Fund. The Fund represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
(A)It shall cause its investment adviser(s) and sub-advisers, prime broker, custodian, legal counsel, independent accountants, and other service providers and agents, past or present, for the Fund to cooperate with Ultimus and to provide it with such information, data, documents, and advice relating to the Fund as appropriate or requested by Ultimus, in order to enable Ultimus to perform its duties and obligations under this Agreement. To the extent the Fund or the investment adviser(s) or any other service provider to the Fund is/are unable to supply Ultimus with all of the information necessary for Ultimus to perform the Services, Ultimus will not be able to fully perform the Services and will not be responsible for such failure.

(B)The Fund’s organizational documents, registration statement and prospectus are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

(C)Each of the employees of Ultimus that serves or has served at any time as an officer of the Fund, including the CCO, President, Treasurer, Secretary and the AML Compliance Officer, shall be covered by the Fund’s Directors & Officers/Errors & Omissions insurance policy (the “Policy”) and shall be subject to the provisions of the Fund’s formation document and Bylaws regarding indemnification of its officers. The Fund shall provide Ultimus with proof of current coverage, including a copy of the Policy, and shall notify Ultimus immediately should the Policy be canceled or terminated.

(D)Any officer of or counsel to the Fund shall be considered an individual who is authorized to provide Ultimus with instructions and requests on behalf of the Fund (an “Authorized Person”) (unless such authority is limited in a writing from the Fund and received by Ultimus) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Ultimus the names of the Authorized Persons from time to time.

12.3.Representations of Ultimus. To the knowledge of Ultimus, no representation or other statement made by Ultimus during the course of the Fund’s and its representative’s due diligence of Ultimus, taken as a whole, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements in this Agreement, in light of the circumstances in which they were made, not misleading.

13.Insurance

13.1.Maintenance of Insurance Coverage. Each party agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary in its industry. Upon request, a party shall furnish the other party with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels, and deductible amounts.

CIM Real Assets & Credit Fund Ultimus Master Services Agreement

13.2.Notice of Termination. A party shall promptly notify the other party should any of the notifying party’s insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore.
14.Information Provided by the Fund

14.1.Prior to the Agreement Effective Date. Prior to the Agreement Effective Date, the Fund will furnish to Ultimus the following:

(A)copies of the Fund’s formation document and of any amendments thereto, certified by the proper official of the state in which such document has been filed;

(B)the Fund’s Bylaws and any amendments thereto;

(C)certified copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the Fund to execute and deliver this Agreement and authorization for specified officers of the Fund to instruct Ultimus thereunder;

(D)a list of all the officers of the Fund, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters;

(E)the Fund’s registration statement and all amendments thereto filed with the SEC;

(F)the Fund’s notification of registration under the Investment Company Act;

(G)the Fund’s current prospectus and statement of additional information;

(H)intentionally left blank;

(I)copies of the current plan of distribution adopted by the Fund under Rule 12b-1 under the Investment Company Act, if applicable;

(J)copies of the current investment advisory agreement and current investment sub-advisory agreement(s), if applicable, for the Fund;

(K)copies of the current underwriting agreement for the Fund;

(L)contact information for the Fund’s service providers, including, but not limited to, the Fund’s administrator, custodian, transfer agent, independent accountants, legal counsel, underwriter and chief compliance officer; and

(M)a copy of procedures adopted by the Fund in accordance with Rule 38a-1 under the Investment Company Act.

14.2.After the Agreement Effective Date. After the Agreement Effective Date, the Fund will furnish to Ultimus any amendments to the items listed in Section 14.1.

CIM Real Assets & Credit Fund Ultimus Master Services Agreement

15.Compliance with Law
The Fund assumes full responsibility for the preparation, contents, and distribution of its prospectus and further agrees to comply with all applicable requirements of the Federal Securities Laws and any other laws, rules and regulations of governmental authorities having jurisdiction over the Fund, including, but not limited to, the Internal Revenue Code, the USA PATRIOT Act of 2001, and the Sarbanes-Oxley Act of 2002, each as amended.

16.Privacy and Confidentiality

16.1.Definition of Confidential Information. The term “Confidential Information” shall mean all information that either party discloses (a “Disclosing Party”) to the other party (a “Receiving Party”), whether in writing, electronically, or orally and in any form (tangible or intangible), that is confidential, proprietary, or relates to clients or shareholders (each either existing or potential). Confidential Information includes, but is not limited to:

(A)any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;

(B)any unpublished information concerning research activities and plans, customers, clients, shareholders, strategies and plans, costs, operational techniques;

(C)any unpublished financial information, including information concerning revenues, profits and profit margins, and costs or expenses; and

(D)Customer Information (as defined below).

Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally or marked appropriately.

16.2.Definition of Customer Information. Any Customer Information will remain the sole and exclusive property of the Fund. “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P) (collectively, the “GLB Act”) and all personal information under California Privacy Rights Act of 2020 (as amended from time to time, the “CPRA”) and California Consumer Privacy Act (as amended from time to time, the “CCPA”)

16.3.Treatment of Confidential Information

(A)Each party agrees that at all times during and after the terms of this Agreement, it shall use, handle, collect, maintain, and safeguard Confidential Information in accordance with (1) the confidentiality and non-disclosure requirements of this Agreement; (2) the GLB Act, as applicable and as it may be amended, the CPRA and the CCPA; and (3) such other Applicable Law, whether in effect now or in the future.

CIM Real Assets & Credit Fund Ultimus Master Services Agreement

(B)Without limiting the foregoing, the Receiving Party shall apply to any Confidential Information at least the same degree of reasonable care used for its own confidential and proprietary information to avoid unauthorized disclosure or use of Confidential Information under this Agreement.

(C)Each party further agrees that:

(1)The Receiving Party will hold all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement or as otherwise provided for in this Agreement, and consistent therewith, may disclose or provide access to its responsible employees or agents (including, in the case of the Fund, any investment adviser or sub- adviser to the Fund and employees and agents of such investment adviser or sub- adviser or their respective affiliates) who have a need to know and are under adequate confidentiality agreements or arrangements and make copies of Confidential Information to the extent reasonably necessary to carry out its obligations under this Agreement;

(2)Notwithstanding the foregoing, the Receiving Party may release Confidential Information as (i) permitted or required by law provided that, unless prohibited by law, the Receiving Party shall promptly notify the Disclosing Party of such pending release so that the Disclosing Party, may seek, at its expense, a protective order, an order to enjoin such release or any other similar measures(s), it being agreed that the Receiving Party shall provide reasonable assistance to the Disclosing Party, at the expense of the Disclosing Party, if it endeavors to take any of the actions described in the preceding clause and (ii) approved in writing by the Disclosing Party, which approval shall not be unreasonably withheld or delayed and may not be withheld where the Receiving Party has been advised by counsel of national repute that it may be exposed to criminal liability or proceedings for failure to release such information;

(3)Additionally, Ultimus may provide Confidential Information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies so long as, in each case, the identity of the Fund is anonymized; and

(4)The Receiving Party will immediately notify the Disclosing Party of any unauthorized disclosure or use and will cooperate with the Disclosing Party to protect all proprietary rights in any Confidential Information.

16.4.Severability. This provision and the obligations under this Section 16 shall survive termination of this Agreement.

17.Intentionally Left Blank.

CIM Real Assets & Credit Fund Ultimus Master Services Agreement

18.Non-Exclusivity
The services of Ultimus rendered to the Fund are not deemed to be exclusive. Except to the extent necessary to perform Ultimus’ obligations under this Agreement, nothing herein shall be deemed to limit or restrict Ultimus’ right, or the right of any of Ultimus’ managers, officers or employees who also may be a trustee, officer or employee of the Fund, or persons who are otherwise affiliated persons of the Fund to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person.

19.Waiver of Jury Trial; JURISDICTION
EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND
(B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Each party irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in New York County over any suit, action or proceeding arising out of or relating to this Agreement, including the Annexes hereto, and the relationships created hereby. Each party irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum or should be transferred.

20.Notices
Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by electronic mail overnight delivery, or certified mail at the following address.

20.1.If to the Fund:

For matters that are of a legal nature:

CIM Real Assets & Credit Fund
Attn: General Counsel (RACR / Ultimus Agreement) 4700 Wilshire Boulevard
Los Angeles, CA 90010
Email: generalcounsel@cimgroup.com;

with copies to:

Cynthia M. Krus, Esq.
Cynthia R. Beyea, Esq.
Eversheds Sutherland (US) LLP

CIM Real Assets & Credit Fund Ultimus Master Services Agreement

700 Sixth Street NW Suite 700
Washington, DC 20001
Email: cynthiakrus@eversheds-sutherland.com Email: cynthiabeyea@eversheds-sutherland.com

For matters that are operational in nature

CIM Real Assets & Credit Fund Attn: Operations
2398 E Camelback Rd 4th floor Phoenix, AZ 85016
Email: bhill@comgroup.com; racr@cimgroup.com

20.2.If to Ultimus:

Ultimus Fund Solutions, LLC Attn: General Counsel
4221 North 203rd Street, Suite 100
Elkhorn, NE 68022
Email: legal@ultimusfundsolutions.com

21.General Provisions

21.1.Incorporation by Reference. This Agreement and its addendums, schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.

21.2.Conflicts. In the event of any conflict between this Agreement and any appendices or Addendum thereto, this Agreement shall control.

21.3.Amendments. The parties may only amend or waive all or part of this Agreement by written amendment or waiver signed by both parties.

21.4.Assignments.

(A)Except as provided in this Section 21.4, this Agreement and the rights and duties hereunder shall not be assignable by either of the parties except by the specific written consent of the non-assigning party.

(B)The terms and provisions of this Agreement shall become automatically applicable to any investment company that is the successor to the Fund because of reorganization, recapitalization, or change of domicile.

(C)Unless this Agreement is terminated in accordance with Section 8 of this Agreement, Ultimus may, to the extent permitted by law and in its sole discretion, assign all its rights and interests in this Agreement to an affiliate, parent, subsidiary or to the purchaser of

CIM Real Assets & Credit Fund Ultimus Master Services Agreement

substantially all of its business, provided that (i) Ultimus provides the Fund at least 90 days’ prior written notice and (ii) the proposed assignee is not an affiliate of ALPS Fund Services, Inc.

(D)This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

21.5.Governing Law. This Agreement shall be construed in accordance with the laws of the state of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the state of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

21.6.Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

21.7.Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original, signed copy of this Agreement.

21.8.Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provisions held to be illegal or invalid.

Signatures are located on the next page.

CIM Real Assets & Credit Fund Ultimus Master Services Agreement

The parties duly executed this Agreement as of the date first written above.

	CIM Real Assets & Credit Fund		Ultimus Fund Solutions, LLC
By:	/s/ Barry N. Berlin	By:	/s/ Gary Tenkman
Name:	Barry N. Berlin	Name:	Gary Tenkman
Title:	Chief Financial Officer	Title:	Chief Executive Officer

CIM Real Assets & Credit Fund Ultimus Master Services Agreement

Fund Accounting Addendum for
CIM Real Assets & Credit Fund

This Fund Accounting Addendum, dated as of March 30, 2023, is between CIM Real Assets & Credit Fund (the “Fund”) and Ultimus Fund Solutions, LLC (“Ultimus”) and supplements that certain Master Services Agreement dated as of March 3_0_, 2023 by and between the Fund and Ultimus (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. This Addendum will become effective as of June 9, 2023, or such other date as may be mutually agreed between the Fund and Ultimus.

Fund Accounting Services
1.Performance of Daily Accounting Services
Ultimus shall perform the following accounting services daily for the Fund, each in accordance with the Fund’s prospectus and statement of additional information:

1.1.calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1.2 below;

1.2.obtain security prices from independent pricing services designated by the Fund, or if such quotes are unavailable, then obtain such prices from the Fund’s investment adviser or its designee, per the valuation policy approved by the Board;

1.3.daily verify and reconcile the Fund’s cash position with the Funds’ custodian(s), it being understood and agreed that Ultimus will be provided direct, electronic access to such information from the Fund’s custodian(s);

1.4.daily verify and reconcile the Fund’s non-cash assets with the applicable third-party(ies) holding the same, it being understood and agreed that Ultimus will obtain the information needed to perform such verification and reconciliation directly from counterparty(ies), loan administrator(s) and applicable third party(ies);

1.5.perform basket accounting with respect to the asset leg of total return swaps and provide the same to the Fund’s investment adviser for review and signoff, it being understood that such accounting work will be performed using information obtained from an independent loan administrator and independent pricing service.

1.6.compute, as appropriate, the Fund’s net income and realized capital gains, dividend payables, dividend factors, and weighted average portfolio maturity;

1.7.review daily the net asset value calculation and dividend factor (if any) for the Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and/or yields to NASDAQ and such other entities as directed by the Fund;

1.8.determine daily unrealized appreciation and depreciation on securities held by the Fund;

CIM Real Assets & Credit Fund Fund Accounting Addendum

1.9.accrue income of the Fund;

1.10.amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Fund;

1.11.update fund accounting system to reflect rate changes, as received/obtained by Ultimus, on variable interest rate instruments;

1.12.record investment trades received in proper form from the Fund or its authorized agents;

1.13.calculate Fund expenses based on instructions from the Fund’s administrator;

1.14.accrue expenses of the Fund;

1.15.determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

1.16.provide accounting reports in connection with the Fund’s regular annual audit and other audits and examinations by regulatory agencies;

1.17.provide such periodic reports as agreed to by the parties;

1.18.prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents: (1) cash receipts journal; (2) cash disbursements journal; (3) dividend record; (4) purchase and sales-portfolio securities journals; (5) subscription and repurchase journals; (6) security ledgers; (7) broker ledger; (8) general ledger; (9) daily expense accruals; (10) daily income accruals, (11) securities and monies borrowed or loaned and collateral therefore; (12) foreign currency journals; and (13) trial balances;

1.19.provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

1.20.provide accounting information to the Fund’s independent registered public accounting firm for preparation of the Fund’s tax returns; and

1.21.cooperate with and take all reasonable actions in the performance of its duties under this Agreement, so that all necessary information is made available to the Fund’s independent public accountants in connection with any audit or the preparation of any report requested by the Fund.

2.Accounting Services Related to Odd Lot Pricing
If, in addition to those services described under Section 1 [Performance of Daily Accounting Services] of this Fund Accounting Addendum, the Fund or the Fund’s investment adviser informs Ultimus that the Fund holds or will hold any security in a quantity constituting an odd lot (as opposed to a round lot), Ultimus will, at the request of the Fund, undertake to perform such additional procedures as are determined necessary by the Board to price such security, including, if applicable, the application of a discount to the pricing obtained from any independent pricing service(s); provided, however, that any such additional procedures to be performed in connection with securities held in quantities constituting an odd lot, are clearly delineated in a written odd lot pricing methodology and

CIM Real Assets & Credit Fund Fund Accounting Addendum

procedure approved by the Board; it being further understood and agreed by the parties hereto that Ultimus shall be compensated in the form of an odd lot pricing fee for performing such additional procedures, and, notwithstanding anything in the Agreement to the contrary, including, without limitation, any duty of care or indemnification obligation that Ultimus might otherwise owe to the Fund, Ultimus will not be liable for any NAV error that may arise out of any incorrect, incomplete, or missing data provided to Ultimus by the Fund’s investment adviser or any sub-adviser to the Fund as part of any odd lot pricing procedures approved by the Board, and the Fund hereby agrees to indemnify Ultimus for and hold Ultimus harmless from any such liability.

3.Derivatives Risk Management Program Support Services

At the election of the Fund, the Fund has declined Ultimus’ Derivatives Risk Management Program Support Services described below, in accordance with Rule 18f-4 under the Investment Company Act (“Rule 18f-4”):

a.Manage derivatives-specific data, update security master files, and load the Fund’s portfolio composition and derivatives-specific data into Confluence software;
b.Deliver daily derivatives exposure and value-at-risk (“VaR”) reports generated by the Confluence software to the Fund’s investment adviser (“Adviser”) and the Fund’s Chief Compliance Officer and make available reporting for weekly stress testing and back-testing calculations performed by the Confluence software;
c.Provide Adviser access to the Confluence software in order that Adviser may calculate derivatives exposure for the Fund and make other derivatives risk management calculations as required by Rule 18f-4 (e.g., daily VaR calculations, weekly back-testing, and weekly stress-testing);
d.Provide Adviser a board reporting template; and
e.Provide the Fund’s board of trustees (the “Board”) access to an independent derivatives expert (a “Derivatives Expert”) capable of supporting the Board’s efforts in effecting compliance oversight as required by Rule 18f-4 and the Fund’s related Derivatives Risk Management Program.

Ultimus agrees to work with the Fund’s service providers with respect to Rule 18f-4 to provide the information required by such service providers in order for them to supply the Fund with the necessary calculation and determination required under Rule 18f-4 and to provide such other assistance from time to time reasonably requested by such service providers. Ultimus acknowledges and agrees that it has met with such service providers prior to the Agreement Effective Date and understood the scope of the assistance that may be required of Ultimus pursuant to the preceding sentence.

As the Fund has elected to forego receipt of the Derivatives Risk Management Program Support Services and instead deliver (or cause to be delivered) to Ultimus derivatives data required to be reported monthly on Form N- PORT, Ultimus’ services (the “18f-4/N-PORT Support Services”) will be limited to taking receipt of that derivatives data, manually loading that data into its reporting system, reporting the required derivatives information on Form N-PORT monthly and providing the assistance described in the immediately preceding paragraph.

CIM Real Assets & Credit Fund Fund Accounting Addendum

The Fund retains primary responsibility for identifying derivative securities. Ultimus’ provision of the services described in this subsection hereunder shall not relieve the Adviser’s responsibilities under Rule 18f-4.

4.Special Reports and Services

4.1.Ultimus may provide additional special reports upon the request of the Fund or the Fund’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon by the parties prior to the reports being made available.

4.2.Ultimus may provide such other similar services with respect to the Fund as may be reasonably requested by the Fund, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to such services being provided.

Signatures are located on the next page.

CIM Real Assets & Credit Fund Fund Accounting Addendum

The parties duly executed this Fund Accounting Addendum as of the date first written above.

	CIM Real Assets & Credit Fund		Ultimus Fund Solutions, LLC
By:	/s/ Barry N. Berlin	By:	/s/ Gary Tenkman
Name:	Barry N. Berlin	Name:	Gary Tenkman
Title:	Chief Financial Officer	Title:	Chief Executive Officer

CIM Real Assets & Credit Fund Fund Accounting Addendum

Fund Administration Addendum for
CIM Real Assets & Credit Fund

This Fund Administration Addendum, dated as of March 30 , 2023, is between CIM Real Assets & Credit Fund (the “Fund”) and Ultimus Fund Solutions, LLC (“Ultimus”) and supplements that certain Master Services Agreement dated as of March 30, 2023 by and between the Fund and Ultimus (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. This Addendum will become effective as of June 9, 2023, or such other date as may be mutually agreed between the Fund and Ultimus.

Ultimus shall provide the following Fund Administration Services subject to, and in compliance with the objectives, policies and limitations set forth in the Fund’s Registration Statement, the Fund’s organizational documents, bylaws, applicable laws and regulations, and resolutions and policies established by the Fund’s Board:

1.Monitor the performance of administrative and professional services rendered to the Fund by others, including its custodian, transfer agent, fund accountant and dividend disbursing agent as well as legal, auditing, shareholder servicing and other services performed for the Fund;

2.Upon request, assist the Fund in the evaluation and selection of other service providers, such as independent public accountants, printers, EDGAR providers and proxy solicitors (such parties may be affiliates of Ultimus);

3.Prepare and maintain the Fund’s operating expense budget to determine proper expense accruals to be charged to the Fund in order to calculate its daily net asset value;

4.Prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

5.Prepare authorization for the payment of Fund expenses and pay, from Fund assets, all bills of the Fund;

6.Determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Fund's independent public accountants;

7.Monitor the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of the Fund and other appropriate purposes;

8.Provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

9.Prepare and coordinate the printing of semi-annual and annual financial statements;

10.Coordinate the Fund's audits and examinations by:
a.assisting the Fund’s independent public accountants, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records;

CIM Real Assets & Credit Fund Fund Administration Addendum

b.providing appropriate financial schedules (as requested by the Fund’s independent public accountants or SEC examiners); and
c.providing office facilities as may be required.

11.Determine, after consultation with legal counsel for the Fund and the Fund’s investment adviser, the jurisdictions in which Shares of the Fund shall be registered or qualified for sale; facilitate, register, or prepare applicable notice or other filings with respect to, the Shares with the various state and territories of the United States and other securities commissions, provided that all fees for the registration of Shares or for qualifying or continuing the qualification of the Fund shall be paid by the Fund;

12.In consultation with legal counsel to the Fund, the investment adviser, officers of the Fund and other relevant parties, prepare and disseminate materials for quarterly meetings of the Board, including agendas and selected financial information as agreed upon by the Fund and Ultimus from time to time; attend and participate in Board meetings to the extent requested by the Fund; and prepare or cause to be prepared minutes of the meetings of the Board;

13.In consultation with legal counsel for the Fund, facilitate the EDGARIZATION and filing of the Fund’s Registration Statement on Form N-2 and amendments thereto; provided that the Fund’s legal counsel will be responsible for drafting the Fund’s Registration Statement and any amendments thereto;

14.In consultation with legal counsel for the Fund, assist in and monitor the preparation, filing, printing and where applicable, dissemination to shareholders of the following:
a.periodic reports to the Board, shareholders and the SEC, including but not limited to annual reports and semi-annual reports;
b.notices pursuant to Rule 24f-2 (as applicable);
c.proxy materials; and
d.reports to the SEC on Forms N-CEN, N-CSR, N-PORT, N-23c-3, Schedule TO, and N-PX (as applicable).

15.[Intentionally Left Blank]; and

16.Monitor Fund holdings and operations for post-trade compliance with the Prospectus and Statement of Additional Information, SEC statutes, rules, regulations and policies and pursuant to advice from the Fund’s independent public accountants and legal counsel, monitor Fund holdings for compliance with IRS taxation limitations and restrictions and applicable Federal Accounting Standards Board rules, statements and interpretations; provide periodic compliance reports to each investment adviser or sub-adviser to the Fund, and assist the Fund, the Adviser and each sub-adviser to the Fund (collectively referred to as “Advisers”) in preparation of periodic compliance reports to the Fund, as applicable. Because such post-trade compliance testing is performed using fund accounting data and data provided by third-party sources, including, without limitation the Adviser, its accuracy is dependent upon the accuracy of such data, and the Fund agrees and acknowledges that Ultimus is not liable for the accuracy or inaccuracy of such data. The Fund further agrees and acknowledges that the post-trade compliance testing performed by Ultimus shall not relieve the Fund or the Adviser of their responsibilities with respect to fund portfolio compliance, including on a pre-trade basis, and that Ultimus shall not be held liable for any act or omission of the Fund or the Adviser with respect to fund portfolio compliance. Moreover, and notwithstanding the foregoing, Ultimus’ ability and therefor its obligation to perform post-trade compliance testing shall be wholly- dependent upon its timely receipt from third-party sources, including

CIM Real Assets & Credit Fund Fund Administration Addendum

as applicable the Adviser, of all data necessary in Ultimus’ sole determination to properly perform such post-trade compliance testing, and, should Ultimus determine it to be necessary, the Fund shall be required to arrange for Ultimus to have secure look-through access to private fund holdings.

17.If requested by the Fund, provide individuals reasonably acceptable to the Board to serve as officers of the Fund, including, without limitation, individuals to serve as assistant treasurer and secretary, who will be responsible for the management of certain of the Fund’s affairs as determined and under supervision by the Board; depending on the nature and scope of any such officer appointment, Ultimus may be entitled to an additional fee (as set forth in the Fund Administration Fee Letter).

Special Reports and Services
1.Ultimus may provide additional special reports upon the request of the Fund’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon by the parties prior to the reports being made available.

2.Ultimus may provide such other similar services with respect to the Fund as may be reasonably requested by the Fund, such as assistance with Proxy Statements or Form N-14, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to such services being provided.

Tax Matters
Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Fund Administration Addendum shall be construed or have the effect of rendering tax advice. It is important that the Fund consult a professional tax advisor regarding its individual tax situation.

Legal Representation
Notwithstanding any provision of the Master Services Agreement or this Fund Administration Addendum to the contrary, Ultimus will not provide legal representation to the Fund, including through the use of attorneys that are employees of, or contractually engaged by, Ultimus. The Fund acknowledges that in-house Ultimus attorneys exclusively represent Ultimus and will rely on outside counsel retained by the Fund to review all services provided by in-house Ultimus attorneys and to provide independent judgment on the Fund’s behalf. The Fund acknowledges that because no attorney-client relationship exists between in-house Ultimus attorneys and the Fund, any information provided to Ultimus attorneys will not be privileged and may be subject to compulsory disclosure under certain circumstances. Ultimus represents that it will maintain the confidentiality of information disclosed to its in- house attorneys on a best efforts basis.

Signatures are located on the next page.

CIM Real Assets & Credit Fund Fund Administration Addendum

The parties duly executed this Fund Administration Addendum as of the date first written above.

	CIM Real Assets & Credit Fund		Ultimus Fund Solutions, LLC
By:	/s/ Barry N. Berlin	By:	/s/ Gary Tenkman
Name:	Barry N. Berlin	Name:	Gary Tenkman
Title:    Chief Financial Officer    Title:    Chief Executive Officer

CIM Real Assets & Credit Fund Fund Administration Addendum

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